Exhibit 99.1
Company Contact:	Investor Contact:
Gordon Sangster (gsangster@micruscorp.com)	Jody Cain (jcain@lhai.com)
Chief Financial Officer	Bruce Voss (bvoss@lhai.com)
Micrus Endovascular Corporation	Lipper/Heilshorn & Associates, Inc.
(408) 433-1400	(310) 691-7100

MICRUS ENDOVASCULAR REPORTS FISCAL FIRST QUARTER EPS OF $0.14 AND RECORD QUARTERLY REVENUES OF $21.2 MILLION

Raises Fiscal 2010 Revenue Guidance

SAN JOSE, Calif. (August 6, 2009) – Micrus Endovascular Corporation (Nasdaq: MEND) today reported financial results for the three months ended June 30, 2009 and raised fiscal 2010 revenue guidance.

Highlights for the first quarter of fiscal 2010 include the following (all revenue comparisons are with the first quarter of fiscal 2009):

•	Total revenues increased 16% to $21.2 million and increased 20% in constant currencies
•	Revenues from the United States increased 16% to $10.1 million
•	Revenues from Europe increased 13% to $6.4 million and increased 27% in constant currencies
•	Revenues from Asia Pacific increased 73% to $3.7 million, including Japan distributor sales of $3.4 million versus $1.9 million in the same period of the prior year
•	Cash balance increased $2.4 million to $19.5 million from $17.1 million as of March 31, 2009

Net income for the first quarter of fiscal 2010 was $2.3 million or $0.14 per diluted share on 16.1 million weighted-average shares outstanding, and included $1.9 million or $0.12 per diluted share of non-cash stock-based compensation expense.  The net loss for the first quarter of fiscal 2009 was $6.6 million or $0.42 per share on 15.6 million weighted-average shares outstanding, and included $1.5 million or $0.10 per diluted share of non-cash stock-based compensation expense.

“I am proud to report our second profitable quarter, which we achieved through record quarterly revenues and continued expense management,” said John Kilcoyne, Chairman and CEO of Micrus Endovascular Corporation.  “This strong financial performance has allowed us to raise our fiscal 2010 revenue guidance and confirms our confidence in full-year profitability.  Also, our strengthened balance sheet supports our conviction that we have sufficient resources to fund currently planned operational activities.

“Innovative products such as our new DeltaPaq™ filling microcoil with our proprietary Delta Wind™ technology are very important to our growth,” he added.  “We are rapidly gaining market penetration with the DeltaPaq, which represented 15% of our first fiscal quarter revenues.  In the third fiscal quarter we plan to launch DeltaPlush™, our extra-soft finishing microcoil, which also incorporates Delta Wind technology.  We also expect to introduce our family of AscentTM balloon catheters later in the fiscal year.  The Ascent product line is an entirely new product category for Micrus, and we believe these products will give us access to new accounts which will generate incremental revenue opportunities.”

Fiscal First Quarter and Recent Highlights

Sales of products introduced in the past 24 months were 27% of total revenues, with the DeltaPaq and CashmereTM microcoil system representing 15% and 8% of revenues, respectively.
•
Results from an in vitro study sponsored by Micrus indicate that the DeltaPaq’s innovative design may reduce risk of cerebral aneurysm retreatments by improving the uniformity of coil distribution within an aneurysm and the density of microcoil packing in the aneurysm dome and neck.

•	The Company set a new record in Japan for the number of Micrus microcoils used in procedures.

Fiscal First Quarter Financial Results
Gross margin for the first quarter of fiscal 2010 was 74%, compared with 75% in the first quarter of fiscal 2009.  The decrease was primarily due to higher levels of distributor sales primarily in Japan.

Research and development expenses for the first quarter of fiscal 2010 were $2.2 million, compared with $3.0 million for the comparable prior-year period.  The decrease was primarily due to lower personnel costs, decreased consulting expenses and lower materials and supplies expenses.

Sales and marketing expenses for the first quarter of fiscal 2010 were $6.2 million, compared with $8.1 million for the first quarter of fiscal 2009.  The decrease was primarily due to lower travel, personnel and sales incentive costs, and a decrease in tradeshow, meeting and conference costs.

General and administrative expenses for the first quarter of fiscal 2010 were $5.3 million, compared with $9.6 million for the comparable prior-year period.  The decrease was primarily due to a $3.1 million reduction in expenses related to the settlement of the patent litigation with Boston Scientific and legal and professional fees related to the conclusion of the U.S. Department of Justice monitorship, as well as lower personnel costs, grants and sponsorships, and consulting costs.

Other income, net, of $769,000 for the first quarter of fiscal 2010 was primarily due to foreign exchange gains arising from the remeasurement of foreign currency transactions.  This compares with other expense, net, of $2,000 for the first quarter of fiscal 2009.

As of June 30, 2009, Micrus had total cash balances of $19.5 million, stockholders’ equity of $47.6 million and working capital of $28.7 million.  As of June 30, 2009, Micrus had outstanding borrowings of $2.5 million under its line of credit, unchanged from December 31, 2008.

Use of Non-GAAP Financial Information
A reconciliation of the Company’s non-GAAP financial measures to the corresponding GAAP measures, and an explanation of the use of non-GAAP measures, is included at the end of this news release.  There are limitations in using this non-GAAP financial measure because it is not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies.  This non-GAAP financial measure should not be considered in isolation or as a substitute for GAAP financial measures. Investors and potential investors should consider non-GAAP financial measures only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP and the reconciliation of the non-GAAP financial measure provided in the attached schedule.

Fiscal Year 2010 Financial Guidance
Micrus Endovascular raised financial guidance for fiscal 2010 as follows:
•	Expects total revenues to be in the range of $82 million to $86 million. This assumes no sales in China.
•	Continues to expect profitability and positive cash flow for the full fiscal year.

Conference Call

Micrus management will host an investment-community conference call today beginning at 10:30 a.m. Eastern time (7:30 a.m. Pacific time) to discuss these results and answer questions.  To participate in the call please dial (888) 803-8296 from the U.S., or (706) 679-0753 from outside the U.S.  Those interested in listening to the conference call live via the Internet may do so by visiting the Investor Relations section of the Company’s Web site at www.micruscorp.com.

A telephone replay will be available for 48 hours following the conclusion of the call by dialing (800) 642-1687 from the U.S., or (706) 645-9291 from outside the U.S., and entering reservation code 18162119.  A webcast replay will be available for 30 days.

About Micrus Endovascular Corporation
Micrus develops, manufactures and markets implantable and disposable medical devices for use in the treatment of cerebral vascular diseases.  Micrus products are used by interventional neuroradiologists, interventional neurologists and neurosurgeons to treat both cerebral aneurysms responsible for hemorrhagic stroke and intracranial atherosclerosis, which may lead to ischemic stroke.  Hemorrhagic and ischemic stroke are both significant causes of death and disability worldwide.  The Micrus product lines enable physicians to gain access to the brain in a minimally invasive manner through the vessels of the arterial system.  Micrus’ proprietary, three-dimensional microcoils anatomically deploy within the aneurysm, forming a scaffold that conforms to a wide diversity of aneurysm shapes and sizes.  Micrus also sells stents, balloon catheters, access devices such as guide catheters, microcatheters, guidewires and accessory products used in conjunction with its microcoils.  For more information, visit www.micruscorp.com.

Forward-Looking Statements
Micrus, from time to time, may discuss forward-looking information, including estimated fiscal year 2010 revenues and profitability.  Except for the historical information contained in this release, all forward-looking statements are predictions by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations.  Such factors include the risk of inconclusive or unfavorable clinical trial results, the Company’s ability to obtain, and the timing of, regulatory approvals and clearances for its products, product enhancements or future products, continued growth in embolic coiling procedures and market acceptance of our products and other risks affecting the Company, including the current worldwide economic conditions, the Company’s limited operating history and history of significant operating losses, fluctuations in quarterly operating results, which are difficult to predict, currency exchange rate fluctuations, the Company’s dependence on developing new products or product enhancements, challenges associated with complying with applicable state, federal and international regulations related to sales of medical devices and governing Micrus’ relationships with physicians and other consultants, the Company’s ability to compete with large, well-established medical device manufacturers with significant resources and other risks as detailed from time to time in risk factors and other disclosures in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2009, as well as in its other filings with the Securities and Exchange Commission.  All forward-looking statements in this release represent the Company’s judgment as of the date of this release.  The Company disclaims, however, any intention or obligation to update forward-looking statements.

[Financial Tables to Follow]

MICRUS ENDOVASCULAR CORPORATION
Condensed Consolidated Balance Sheets
(unaudited)
(in thousands)
	June 30,	March 31,
	2009	2009

ASSETS
Current Assets:
Cash and cash equivalents	$19,369	$17,050
Restricted cash	138	-
Accounts receivable, net	11,988	12,205
Inventories	12,137	11,857
Prepaid expenses and other current assets	1,161	1,237
Total current assets	44,793	42,349

Property and equipment, net	6,590	6,982
Goodwill	7,859	6,762
Intangible assets, net	4,428	4,684
Deferred tax assets	159	260
Other assets	475	469

Total assets	$64,304	$61,506

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$1,774	$2,138
Accrued payroll and other related expenses	4,087	5,515
Short-term borrowings	2,500	2,500
Accrued liabilities	7,694	7,877
Total current liabilities	16,055	18,030
Other non-current liabilities	622	902
Total liabilities	16,677	18,932

Stockholders' Equity:
Common stock	158	158
Additional paid-in capital	129,082	127,121
Accumulated other comprehensive loss	(1,461)	(2, 289)
Accumulated deficit	(80,152)	(82,416)
Total stockholders' equity	47,627	42,574

Total liabilities and stockholders' equity	$64,304	$61,506

MICRUS ENDOVASCULAR CORPORATION
Condensed Consolidated Statement of Operations
(unaudited)
(in thousands, except per share amounts)

	Three Months Ended June 30,
	2009	2008

Revenues	$21,223	$18,324

Cost of goods sold	5,564	4,593

Gross profit	15,659	13,731

Operating expenses:
Research and development	2,214	2,973
Sales and marketing	6,216	8,118
General and administrative	5,266	9,562
Total operating expenses	13,696	20,653

Income (loss) from operations	1,963	(6,922)

Interest and investment income	16	110
Interest expense	(36)	(4)
Other income (expense), net	769	(2)
Income (loss) before income taxes	2,712	(6,818)
Income tax provision (benefit)	448	(216)
Net income (loss)	$2,264	$(6,602)

Net income (loss) per share:
Basic	$0.14	$(0.42)
Diluted	$0.14	$(0.42)

Weighted-average number of shares used in per share calculations:
Basic	15,830	15,621
Diluted	16,140	15,621

MICRUS ENDOVASCULAR CORPORATION
Non-GAAP Constant Currency Revenues Reconciliation
(unaudited)
(in thousands)

	Three Months Ended June 30,		Change
	2009	2008	As Reported Currency Basis	Constant Currency Basis
	(Dollars in thousands)		(GAAP)	(Non-GAAP)

Revenues:
Americas	$11,156	$10,533	6%	6%
Europe	6,362	5,645	13%	27%
Asia Pacific	3,705	2,146	73%	73%
Total Revenues, as reported	$21,223	$18,324	16%	20%

To calculate operating segment revenue growth rates that exclude the impact of foreign exchange rates the Company converts actual current period revenues from local currency to U.S. dollars using constant foreign exchange rates.  The GAAP measure most comparable to this non-GAAP measure is growth rate percentages based on GAAP revenue.  A reconciliation of this non-GAAP financial measure to the corresponding GAAP measure is included in the table above.  The impact of foreign exchange rates is highly variable and difficult to predict.  The Company provides constant dollar revenue changes for Europe revenues because management uses the measures to understand the underlying change in revenue excluding the impact of items that are not under management’s direct control, such as changes in foreign exchange rates.

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